Exhibit 99.1

ZIM LOGO

             ZIM REPORTS SUBSTANTIALLY HIGHER THIRD QUARTER REVENUE

     - ZIM QUARTERLY REVENUE IS MORE THAN DOUBLE THE SAME PERIOD LAST YEAR -


OTTAWA, CANADA - APRIL 8, 2004 - ZIM (OTCBB: ZIMCF - all figures in U.S. dollars), a leading mobile consumer and enterprise application developer for the global two-way SMS (Short Message Service) channel, today announced fiscal 2004 third quarter results for the quarter ended February 29, 2004. The results include substantially higher revenue as compared to the quarter a year ago.

Revenue for the third quarter was $762,905, a 111 percent increase compared to $361,199 for the same period last year. Approximately 50 percent of this growth is attributable to ZIM's February 10th, 2004 acquisition of U.K.-based SMS firm EPL Communications Limited. Net loss for the quarter was $303,551 or $0.01 per share (basic and diluted), a 32 percent decrease from $448,548 or $0.01 per share in the third quarter of last year.

Revenue for the first nine months of this year was $1,591,823, an increase of 37 percent as compared to $1,161,263 for the same period last fiscal year. Net loss for the nine-month period was $1,216,547 or $0.03 per share, compared to $1,057,137 or $0.03 per share for the nine months last fiscal year.

"I am very pleased that ZIM delivered a strong quarter," said Dr. Michael Cowpland, President and CEO of ZIM. "We are beginning to see the success of our growth strategy."

RECENT HIGHLIGHTS

o    ZIM purchased U.K.-based SMS firms EPL Communications Limited and
     E-Promotions.

o Telcel, leading wireless carrier in Mexico, selected three of ZIM's products to introduce to its wireless subscriber base.

o StarHub, Singapore's leading info-communications provider selected three of ZIM's products to introduce to its wireless subscriber base.

o Rogers Wireless, a leading wireless carrier in Canada, launched a new mobile chat application developed by ZIM, called Rogers Desktop TXT.

o ZIM signed two new distribution agreements in Asia, with Beijing Dowstrong Ltd. for China and Radius-ED for a number of countries in the Asia-Pacific region (excluding China).

o Four wireless carriers, one in each of the United States, Australia, Malaysia and Hong Kong, and with a combined subscriber base of almost 55 million, commenced trials of ZIM products.

ZIM's balance sheet also strengthened over last year. In the third quarter the Company increased cash and cash equivalents to $1,100,172, largely due to a private placement offering. In the same period, ZIM eliminated all of its non-trade debt by converting it into equity at market values.

To facilitate business efficiency, ZIM Technologies International Inc., an operating entity of ZIM Corporation, is now operating as ZIM Corporation. This change reflects ZIM Technologies' amalgamation into the publicly listed parent company ZIM Corporation. This change was effective April 1, 2004.

All figures presented are calculated in accordance with generally accepted accounting principles (GAAP) in the United States, and are in U.S. dollars.

ABOUT ZIM
ZIM is a public company quoted on the NASDAQ owned and operated OTCBB under the ticker symbol ZIMCF. ZIM is headquartered in the high technology epicentre of Canada - Ottawa. ZIM is a leader in consumer and enterprise applications for the global two-way SMS channel, including its mobile e-mail and office tools, ZIM SMS Mail and ZIM SMS Office, and its message delivery services for Bulk SMS, Premium SMS and Location Based Services (LBS). ZIM is also a provider of enterprise-class software and tools for designing, developing and manipulating database systems and applications. Through its two-way SMS expertise and mobile-enabling technologies, ZIM bridges the gap between data and mobility. For more information on ZIM and its customers, partners and products, visit: www.zim.biz.


This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of Securities & Exchange Act. ZIM Corporation intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. All statements related to ZIM's financial results, growth strategy and performance, and the outcome of any contingencies are forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and ZIM Corporation assumes no obligation to update the forward-looking statements included in this news release, other than as required by law. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Please refer to ZIM Corporation's filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

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For more information:

Jeremy Melhuish
Vice President
Communications and Marketing
ZIM Corporation

Text: +16138515144
Phone: 1 613.727.1397
E-mail: jmelhuish@zim.biz